EXHIBIT 99.1

NEWS RELEASE


P.O. Box 209
Evansville, IN 47702-0209
March 30, 2001

FOR IMMEDIATE RELEASE


Indiana Gas, SIGECO to operate as Vectren Energy Delivery

EVANSVILLE, Ind., (March 30, 2001) - Vectren Corporation is undertaking the next phase of a multi-step realignment of its utility operations by creating a common name for Vectren's regulated distribution businesses. Indiana Gas Co. and Southern Indiana Gas and Electric Co. will begin doing business as Vectren Energy Delivery of Indiana effective April 1, 2001.

The new name will cover the electric and gas transmission and distribution functions of Indiana Gas and SIGECO. Under the new organization, Vectren's power generation and wholesale power marketing functions will transact business under the name Vectren Power Supply.

"We will continue to provide the trusted customer service we have historically provided, now under the Vectren Energy Delivery name," said Niel Ellerbrook, Vectren Corporation's chairman and chief executive officer. "Our industry continues to experience rapid change. As a result, our customers are likely to see additional changes over time. We are positioning the company to respond to the changing market place with competitively priced services and a single name that all of our customers will know."

By creating a common name, Vectren Energy Delivery is able to generate efficiencies and better serve customers as illustrated by the customer contact center scheduled to open later this year in Evansville. Upon completion, the center will allow Vectren Energy Delivery to bring together all customer contact resources in a single facility using the latest in telecommunications technology. It will include an automated voice response system for handling more calls during emergencies as well as improved Internet and traditional telephone and mail communications.

Indiana Gas and SIGECO have long been known for providing their customers with dependable, quality service. The Vectren name reflects these same attributes while achieving wide-spread recognition as a regional provider of numerous energy services and related technology solutions to customers throughout the Midwest.

The new name is part of our effort to make sure we are the company our customers trust and rely on - the company they'll choose for their future energy needs. It is part of our promise to work to secure safe, cost-competitive energy to help ensure the success of our customers and the communities in which we operate.

The Indiana Utility Regulatory Commission has approved the name
Vectren Energy Delivery of Indiana for use by both Indiana Gas and SIGECO, though they will continue to be separate legal subsidiaries of Vectren Corporation. The new name will be used by the distribution operations of both subsidiaries.

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to approximately one million customers in adjoining service territories that cover nearly two-thirds of Indiana and 16 counties in west central Ohio. Vectren's non-regulated subsidiaries and affiliates provide energy-related products and services, fiber-optic based communications services, and utility related services, including materials management, debt collections, underground pipeline construction and repair, underground facilities locating and meter reading services to customers throughout the surrounding region. To learn more about Vectren, visit www.vectren.com .